Exhibit 99.1

GLEACHER & COMPANY ANNOUNCES REVERSE STOCK SPLIT

NEW YORK, N.Y.— May 30, 2013  — Gleacher & Company, Inc. (Nasdaq: GLCH) today announced a reverse stock split of its shares of common stock at a ratio of 1-for-20. The reverse stock split will become effective after the close of the market on May 30, 2013 and the Company’s common stock will begin trading on The Nasdaq Global Market on a split-adjusted basis when the market opens on May 31, 2013. Following the reverse stock split, the common stock will continue to be reported on the Nasdaq Global Market under the symbol “GLCH,” and the new CUSIP number for the common stock will be 377341201.

The reverse stock split was approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on May 23, 2013 and the Board of Directors of the Company (the “Board”) was authorized to implement a reverse stock split and determine the ratio of the split within a range of not less than 1-for-10 or greater than 1-for-20. The Board has determined to fix the ratio for the reverse stock split at 1-for- 20.

As a consequence of the reverse stock split, every 20 shares of the Company’s outstanding common stock will be combined into one share, without any change to the par value per share. In addition, the reverse stock split will effect a proportionate adjustment to the per share exercise price and the number of shares issuable upon the exercise of outstanding stock options, as well as to the number of shares that would be owned upon vesting of restricted stock awards and restricted stock units, which will result in approximately the same aggregate price that would have been required to be paid upon exercise of such options, as well as the same number of shares that would have been owned upon vesting of such restricted stock awards or units, immediately preceding the reverse stock split. The aggregate number of shares issuable pursuant to stock options, restricted stock units or other awards made under each of our existing incentive compensation plans will be reduced proportionately based upon the reverse stock split ratio. In connection with the reverse stock split, the Company proportionally decreased the number of shares that it is authorized to issue to 10,000,000.

No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the average closing prices of the Company’s common stock on the Nasdaq Global Market for the ten trading days immediately preceding the effective date of the reverse stock split.

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Holders of share certificates will receive instructions from the Company’s transfer agent, American Stock Transfer & Trust Company, regarding the process for exchanging shares. American Stock Transfer & Trust Company can be reached at (877) 248-6417 or (718) 921-8317 or info@amstock.com. Additional information regarding the reverse stock split can be found in the Company’s revised definitive proxy statement filed with the Securities and Exchange Commission on May 17, 2013, copies of which are available at www.sec.gov.

Forward Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and demand for the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual actions may differ, possibly materially, from the anticipated actions indicated in its forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Marcia Horowitz
Bryan Edmiston	Rubenstein Associates
Controller	212.843.8014
212.273.7100